Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-137902
Dated October 8, 2008

GLOBAL MARKETS | EQUITY

Liquid Alpha USD 5 Excess Return Index
DBLAUE5J

o    In  September,  Liquid  Alpha USD 5 ER returned  -3.95%.  The  year-to-date return is -4.13% for the first nine months of the year.
o    In September,  the  performance  of DB Commodity  Harvest and the Fed Funds component  were not  enough  to  offset  the  negative  performance  of S&P
     X-Alpha, DB Currency Harvest and DB SMART (5x leveraged).
o    DB Currency  Harvest,  DB  Commodity  Harvest  and DB SMART (5x  leveraged)
     returned -7.30%, +0.41% and -0.47% respectively, while S&P X-Alpha returned
     -2.02%.
o    The Sharpe  Ratio since  January  1999 is now at 1.90  compared to 0.13 for
     MSCI  World  and  0.40  for the  iBoxx  USD  Treasuries;  these  statistics highlight the  favorable  risk-return  relationship  provided by the Liquid
     Alpha USD 5 TR Index during this period. (1)

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                                                                                             Annualised
                                                                              -------------------------
                               1 Month  3 Months  6 Months   1 year      YTD   1 year  3 years  5 years
-------------------------------------------------------------------------------------------------------
Liquid Alpha 5% USD ER          -3.95%    -4.06%    -3.81%   -4.12%   -4.13%   -4.09%    2.23%    6.41%
MSCI World USD TR              -11.85%   -15.15%   -16.36%  -25.62%  -23.84%  -25.44%    1.27%    7.85%
iBoxx USD Treasury               0.69%     2.33%     0.18%    8.79%    4.64%    8.72%    5.80%    4.47%
-------------------------------------------------------------------------------------------------------
Liquid Alpha 5% USD ER Constituents
-------------------------------------------------------------------------------------------------------
S&P X-Alpha USD TR             -2.02%    -4.93%    -4.80%   -9.47%   -5.09%   -9.40%    2.16%    7.67%
DB Commodity Harvest USD TR     0.41%     2.26%     4.30%   11.58%    7.46%   11.48%   12.26%   11.99%
DB Currency Harvest USD TR     -7.30%    -5.25%     3.57%   -2.37%   -3.84%   -2.36%    7.94%   12.86%
DB SMART USD 5x TR             -0.47%    -0.27%    -2.04%    1.71%    0.40%    1.70%    3.51%    4.06%
-------------------------------------------------------------------------------------------------------
(1): Liquid Alpha USD ER 5 has been retrospectively calculated and did not exist prior to April 23, 2008. Accordingly, the results shown during the retrospective periods do not reflect  actual  returns.  Past  performance  is not  necessarily indicative  of how the Index will  perform in the future.  Index would have been lower  than the  performance  of the  Index as a result  of fees or  costs.  The performance of any investment product based on the DB Liquid Alpha

Monthly Performance((1))
-------------------------------------------------------------------------------------
            1999    2000    2001   2002    2003   2004    2005   2006    2007   2008
-------------------------------------------------------------------------------------
Jan                1.25%   2.39%  1.02%   1.31%  0.83%   1.00%  1.19%   0.69% -0.12%
Feb        0.60%   0.81%  -0.66%  0.41%   0.60%  2.22%   2.55%  0.52%   0.49% -0.04%
Mar        0.49%   0.03%   1.61%  1.70%  -0.44%  0.42%   0.25%  0.33%   1.12% -0.18%

Apr        0.73%   0.66%   0.00%  2.42%   5.03% -1.05%   0.48% -0.39%   1.31% -0.08%

May        0.29%   1.70%   0.21%  0.49%   0.40%  0.15%   2.05% -0.51%   1.34%  0.74%
Jun        0.16%  -1.16%   0.50%  0.00%   2.75%  2.05%   2.31%  1.16%   0.27% -0.39%
Jul       -1.00%   1.38%  -0.29%  0.12%   0.21%  0.47%   0.38%  0.30%  -0.96%  0.78%

Aug       -0.83%   0.23%   0.18%  0.27%   1.19%  1.17%  -0.85%  1.39%  -2.55% -0.88%

Sep        0.02%   0.59%   1.02% -0.14%   1.05%  0.69%   2.53%  0.64%   1.77% -3.95%

Oct        0.05%   1.63%   0.88% -1.14%   1.07%  0.28%   1.32%  0.00%   1.25%

Nov       -0.23%   0.66%   0.78%  2.81%   1.31%  2.13%   1.34% -0.65%  -1.29%

Dec        0.17%   1.35%   1.12%  1.93%   1.04%  1.23%  -1.18%  2.05%   0.07%
-----================================================================================
Ann.Rtn.   0.50%   9.48%   7.99% 10.28%  16.54% 11.07%  12.77%  6.17%   3.47% -4.13%
-------------------------------------------------------------------------------------

Current Allocation (TR Index)

                                   A Passion to Perform.           Deutsche Bank

Overview

- Liquid Alpha USD 5 ER is a multi-asset medium- to long-term investment strategy which gives access to a diversified pool of alpha generating assets using a dynamic allocation tool
- The strategy has the objective to generate absolute non-directional returns, un-correlated to the traditional markets, through a combination of diversified proprietary alpha generating strategies from different asset classes. The Index has been live since April 23, 2008
- The allocation among the Underlying Indices occurs quarterly and is based on their returns, correlation and volatilities using a quantitative Mean Variance Optimizer model
- The quantitative model combines the different sources of alpha and cash to generate an Index with a target volatility of 5%
- Seeks to manage downside risk through a stop-loss mechanism which is triggered if the Index return over 60-business days is below 4% over any 3 consecutive days

Performance Analysis Jan 99 – Sep 08[1]

	Liquid Alpha 5% USD ER	MSCI World USD TR	iBoxx USD Treasury
Growth over period	101.4%	25.2%	68.4%
Annualised return	7.5%	5.5%	5.5%
Volatility	4.1%	14.9%	4.7%
Sharpe Ratio (3.65%)	1.84	0.13	0.40
Maximum drawdown	-5.8%	-46.3%	-4.8%
Drawdown recovery	0 Months	41 Months	7 Months
Correlation versus:			
MSCI World TR Index	0.10	1.00	-0.27
iBoxx USD Treasury TR Inc	-0.03	-0.27	1.00

Relative Performance: September 30, 2008[1]


2500
2250
2000
1750
1500
1250
1000
750
500
Liquid Alpha 5% USD ER
iBoxx USD Treasury
MSCI World USD TR
Jan-1999
Jan-2000
Jan-2001
Jan-2002
Jan-2003
Jan-2004
Jan-2005
Jan-2006
Jan-2007
Jan-2008

Rolling 12 Month Volatility: Jan 00 – Sep 08[1]


25%
20%
15%
10%
5%
0%
Liquid Alpha 5% USD ER
iBoxx USD Treasury
MSCI World USD TR
Oct-1999
Oct-2000
Oct-2001
Oct-2002
Oct-2003
Oct-2004
Oct-2005
Oct-2006
Oct-2007

(1): Liquid Alpha USD ER 5 has been retrospectively calculated and did not exist prior to April 23, 2008. Accordingly, the results shown during the retrospective periods do not reflect actual returns. Past performance is not necessarily indicative of how the Index will perform in the future. The performance of any investment product based on the DB Liquid Alpha Index would have been lower than the performance of the Index as a result of fees or costs.
(2): Value indicates Risk Free Rate over Period computed from daily levels of the DB Fed Funds Equivalent Index.

Liquid Alpha USD 5 Index Constituents

Index	Asset Class	BBG Ticker	Live Date	Range Exposure
S&P X-Alpha USD TR:	Equity	SPXADT	10/31/2007	10%-50%
DB Commodity Harvest USD TR:	Commodity	DBCMHLTU	12/17/2007	10%-50%
DB Currency Harvest USD TR:	Currency	DBHVBUSF	10/19/2005	10%-50%
DB SMART USD TR (leveraged 5x):	Rates	DBLASUT5	06/15/2007	10%-50%

CERTAIN RISKS OF LIQUID ALPHA

LIQUID ALPHA HAS LIMITED PERFORMANCE HISTORY — Publication of Liquid Alpha began on April 23, 2008. Therefore, it has very limited performance history and no actual investment which allowed tracking of the performance of Liquid Alpha was possible before that date.

AN INVESTMENT LINKED OR RELATED TO LIQUID ALPHA WILL NOT BE THE SAME AS AN INVESTMENT IN THE ALPHA INDICES — The Liquid Alpha closing level on any trading day will depend on the performance of the 5 underlying index constituents (the "Alpha Indices"). The weighting of each Alpha Index is determined by an Optimized Asset Allocator ("OAA"), which seeks to maximize returns for a given level of volatility. You should, therefore, carefully consider the composition and calculation of each Alpha Index.

THE ALPHA INDICES EXPOSE YOUR INVESTMENT TO EQUITY, COMMODITY, CURRENCY AND INTEREST RATE RISKS — The Alpha Indices expose you to several asset classes and their respective risks, including risks relating to exchange rate fluctuations, foreign equity markets, commodity markets and emerging markets. In addition, the rates component is five times leveraged. To learn more about Liquid Alpha, see Underlying Supplement No. 15/A2 dated September 11, 2008 filed with the Securities and Exchange Commission.

THE ALPHA INDICES ARE NOT EQUALLY WEIGHTED IN THE LIQUID ALPHA MODEL AND MAY OFFSET EACH OTHER — The Alpha Indices are assigned different weightings in Liquid Alpha via an Optimized Asset Allocation Model. The same return generated by two Alpha Indices, whether positive or negative, may have a different effect on the performance of Liquid Alpha. Additionally, positive returns generated by one or more Alpha Index may be moderated or more than offset by smaller positive returns or negative returns generated by the other Alpha Indices.

THE ACTUAL EXPERIENCED VOLATILITY OF EACH ALPHA INDEX AND LIQUID ALPHA MODEL MAY NOT EQUAL THE TARGET VOLATILITY, WHICH MAY HAVE A NEGATIVE IMPACT ON THE PERFORMANCE OF LIQUID ALPHA — The weighting of each Alpha Index in the Liquid Alpha Model is adjusted to target a volatility level of 5%. Because this adjustment is based on the volatility of the previous 60 business days, the actual volatility realized on the Alpha Indices and the Liquid Alpha Model will not necessarily equal the volatility target.

THE CALCULATION OF LIQUID ALPHA'S CLOSING LEVEL WILL INCLUDE A DEDUCTION OF COSTS FROM THE ALPHA INDICES — On each trading day, the calculation of Liquid Alpha's closing level will include a deduction of costs from the Alpha Indices currently ranging between a minimum of 21 basis points per annum and maximum of 63 basis points per annum, depending on the individual weightings of the Alpha Indices.

Deutsche Bank

IMPORTANT INFORMATION

Use of hypothetical information:
Backtested, hypothetical or simulated performance results discussed herein have inherent limitations. Unlike an actual performance record based on actual client portfolios, simulated results are achieved by means of the retroactive application of a backtested model itself designed with the benefit of hindsight.
Taking into account historical events the backtesting of performance also differs from actual account performance because an actual investment strategy may be adjusted any time, for any reason, including a response to material, economic or market factors. The backtested performance includes hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of advisory fees, brokerage or other commissions, and any other expenses that a client would have paid or actually paid. No representation is made that any trading strategy or account will or is likely to achieve profits or losses similar to those shown. Alternative modeling techniques or assumptions might produce significantly different results and prove to be more appropriate.
Past hypothetical backtest results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis.

Past performance:
The past performance of securities, indexes or other instruments referred to herein does not guarantee or predict future performance.

Deutsche Bank may hold positions:
We or our affiliates or persons associated with us or such affiliates may:
maintain a long or short position in securities referred to herein, or in related futures or options, purchase or sell, make a market in, or engage in any other transaction involving such securities, and earn brokerage or other compensation. Instruments linked to this index typically involve a high degree of risk, are not transferable and typically will not be listed or traded on any exchange and are intended for sale only to sophisticated investors who are capable of understanding and assuming the risks involved. The market value of any structured security linked to this index may be affected by changes in economic, financial and political factors (including but not limited to, spot and forward interest and exchange rates), time to maturity, market conditions and volatility and the equity prices and credit quality of any issuer or reference issuer. Any investor should conduct his/her own investigation and analysis of any product linked to this index and consult with its own professional advisors as to the risks involved in making such a purchase; since, it may be difficult to realize the investment prior to maturity, obtain reliable information about the market value of such investments or the extent of the risks to which they are exposed, including the risk of total loss of capital.

Tax:
Deutsche Bank AG, including its subsidiaries and affiliates, does not provide legal, tax or accounting advice. This communication was prepared solely in connection with the promotion or marketing, to the extent permitted by applicable law, of the transaction or matter addressed herein, and was not intended or written to be used, and cannot be used or relied upon, by any taxpayer for purposes of avoiding any U.S. federal income tax penalties. The recipient of this communication should seek advice from an independent tax advisor regarding any tax matters addressed herein based on its particular circumstances. Any information relating to taxation is based on information currently available. The levels and bases of, and relief from, taxation can change and the benefits of products where discussed may cease to exist. Because of the importance of tax considerations to all option transactions, the investor considering options should consult with his/her tax advisor as to how taxes affect the outcome of contemplated option transactions.

Not insured:
These instruments are not insured by the Federal Deposit Insurance Corporation
(FDIC) or any other U.S. governmental agency. These instruments are not insured by any statutory scheme or governmental agency of the United Kingdom. The distribution of this document and availability of these products and services in certain jurisdictions may be restricted by law. These securities have not been registered under the United States Securities Act of 1933 and trading in the securities has not been approved by the United States Commodity Exchange Act, as amended.

The Bank and affiliates:
"Deutsche Bank" means Deutsche Bank AG and its affiliated companies, as the context requires. Deutsche Bank Private Wealth Management refers to Deutsche
Bank's wealth management activities for high-net-worth clients around the world.
Deutsche Bank Alex. Brown is a division of Deutsche Bank Securities Inc.

Free writing prospectus:
Deutsche Bank AG has filed a registration statement (including a prospectus)
with the SEC for the offerings to which this communication may relate. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer,
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you the prospectus if you request it by calling toll-free 1-800-311-4409.